Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-266373) of our report dated January 13, 2023, relating to the consolidated financial statements of Green Giant Inc. (formerly known as “China HGS Real Estate Inc.”) as of and for the year ended September 30, 2022, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in such Registration Statements.

Very truly yours

/s/ OneStop Assurance PAC

Singapore

January 13, 2023